UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2006

Allied Waste Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14705	88-0228636
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona		85260
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 627-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 7.01 Regulation FD Disclosure.

On April 13, 2006 Allied Waste Industries, Inc. (NYSE: AW) reported that it has completed the refinancing of the term loan portions of its senior secured credit facility. The Company's $1.275 billion Term Loan and $495 million Institutional Letter of Credit Facilities, which funded April 12, 2006, were re-priced at LIBOR plus 175 basis points; a reduction of 25 basis points. Additionally, pricing will step down to LIBOR plus 150 basis points when the Company's leverage ratio is equal to or less than 4.25x.

"The interest rate reduction on over $1.7 billion of term loan facilities will generate annual interest savings of more than $4 million," said Pete Hathaway, Executive Vice President and CFO of Allied Waste. "We continue to opportunistically manage our capital structure and we appreciate the support we've received from the financial institutions."

Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of December 31, 2005, the Company operated a network of 310 collection companies, 166 transfer stations, 169 active landfills and 57 recycling facilities in 37 states and Puerto Rico.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Waste Industries, Inc.

April 13, 2006	By:	Peter S. Hathaway

Name: Peter S. Hathaway
Title: Executive Vice President and Chief Financial Officer